Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS 25% INCREASE IN EARNINGS

FOR SECOND QUARTER

WATSONVILLE, CA, July 17, 2003 – West Marine, Inc. (Nasdaq: WMAR) today reported net income for the second quarter ended June 28, 2003 of $19.8 million, or $0.98 per share, compared to net income of $15.8 million, or $0.79 per share, a year ago. Net sales for the quarter were $233.0 million, up 22.6% from $190.0 million in 2002. Comparable store net sales decreased 4.4% from 2002.

Net income for the twenty-six weeks ended June 28, 2003 was $13.7 million, or $0.68 per share, compared to $13.4 million, or $0.68 per share, for the same period last year. Net sales for the twenty-six weeks ended June 28, 2003 were $344.1 million, an increase of 19.8% from sales of $287.2 million for the same period a year ago. Comparable store net sales for the twenty-six weeks ended June 28, 2003 decreased by 6.2% compared to the same period a year ago. Sales from 62 BoatU.S. stores acquired in January, 2003 are included in total sales, but are not reflected in comparable store sales statistics.

John Edmondson, West Marine’s chief executive officer, stated, “Unseasonable weather clearly hurt sales in the second quarter. Despite soft sales we were still able to report a 25% earnings improvement over last year. With improved weather during July, we are running low single-digit comparable sales month-to-date.”

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 334 stores in 38 states, Puerto Rico and Canada, and more than $500 million in annual sales. The Company’s successful Catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange Internet purchases at West Marine retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

West Marine’s new initiatives for 2003 include opening more new stores in Canada and opening more West Marine Express stores, which are smaller format stores located next to marinas. In January 2003, the Company acquired all 62 BoatU.S. retail stores, as well as its catalog and wholesale operations.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as the Company and its competitors open new stores, the impact of the Internet on the supply chain, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors disclosed from time to time in the Company’s SEC filings.

Comparable store sales are defined as sales from stores where selling square footage did not change by more than 40% in the previous thirteen months and that have been open at least thirteen months.

WEST MARINE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share data)

	Jun 28, 2003	Dec 28, 2002	Jun 29, 2002
ASSETS
Current assets:
Cash	$11,509	$4,722	$11,034
Trade receivables	8,588	5,577	9,454
Merchandise inventories	308,676	221,248	216,664
Prepaid expenses and other current assets	22,216	16,955	16,344

Total current assets	350,989	248,502	253,496

Property and equipment, net	84,089	74,320	75,080
Goodwill	58,506	33,998	33,765
Intangibles and other assets, net	6,935	1,667	1,551

Total assets	$500,519	$358,487	$363,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,605	$47,723	$55,823
Accrued expenses	37,622	24,216	29,640
Line of credit and current portion of long-term debt	236	8,625	8,782

Total current liabilities	132,463	80,564	94,245

Long-term debt	117,907	48,731	47,607
Deferred items and other non-current obligations	9,795	7,128	5,879

Total liabilities	260,165	136,423	147,731

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 19,637,045 at June 28, 2003, 19,270,957 at December 28, 2002, and 19,223,273 at June 29, 2002	20	19	19
Additional paid-in capital	133,110	128,933	128,529
Accumulated other comprehensive income	490	31
Retained earnings	106,734	93,081	87,613

Total stockholders’ equity	240,354	222,064	216,161

Total liabilities and stockholders’ equity	$500,519	$358,487	$363,892

West Marine, Inc.

Condensed Consolidated Statements of Income

For the Thirteen Weeks Ended June 28, 2003 and June 29, 2002

(Unaudited, in thousands except per share amounts)

	13 Weeks June 28, 2003		13 Weeks June 29, 2002
Net sales	$232,964	100.0%	$190,042	100.0%
Cost of goods sold, including buying and occupancy	151,639	65.1%	124,660	65.6%

Gross profit	81,325	34.9%	65,382	34.4%
Selling, general and administrative expenses	46,848	20.1%	38,154	20.1%

Income from operations	34,477	14.8%	27,228	14.3%
Interest expense	2,096	0.9%	1,084	0.6%

Income before income taxes	32,381	13.9%	26,144	13.8%
Income taxes	12,629	5.4%	10,327	5.4%

Net income	$19,752	8.5%	$15,817	8.3%

Net income per common and common equivalent share:
Basic	$1.01		$0.83
Diluted	$0.98		$0.79

Weighted average common and common equivalent shares outstanding:
Basic	19,558		19,127
Diluted	20,137		20,002

Stores open at the end of period	334		250

West Marine, Inc.

Condensed Consolidated Statements of Income

For the Twenty-Six Weeks Ended June 28, 2003 and June 29, 2002

(Unaudited, in thousands except per share amounts)

	26 Weeks Ended		26 Weeks Ended
	June 28, 2003		June 29, 2002
Net sales	$344,114	100.0%	$287,210	100.0%
Cost of goods sold, including buying and occupancy	233,088	67.7%	196,979	68.6%

Gross profit	111,026	32.3%	90,231	31.4%
Selling, general and administrative expenses	83,011	24.1%	65,943	23.0%

Income from operations	28,015	8.1%	24,288	8.5%
Interest expense	5,625	1.6%	2,170	0.8%

Income before income taxes	22,390	6.5%	22,118	7.7%
Income taxes	8,733	2.5%	8,737	3.0%

Net income	$13,657	4.0%	$13,381	4.7%

Net income per common and common equivalent share:
Basic	$0.70		$0.71
Diluted	$0.68		$0.68

Weighted average common and common equivalent shares outstanding:
Basic	19,451		18,809
Diluted	20,027		19,728